Minera Geocom Resources-Chile Limitada.

Enrique Foster Sur 20, Piso 19

Las Condes, Santiago

Chile

March 14, 2005

Robert Mitchell

Loteo Regabilu, Sitio 10, El Claro,

Pucon, Chile

(Casilla 338, Correo Pucon)

Attention:            Robert Mitchell

Dear Mr. Mitchell:

Re:        Letter Agreement: Region X and XI grubstake proposal

This Letter (the “Letter Agreement”) sets forth the general terms by which you will grant us and we will acquire the full and exclusive use of your database of rock, soil and stream sample geochemistry on the 10th and 11th regions of Southern Chile. The term of this Letter Agreement shall be two years or other such period of time as mutually agreed.

For the purposes of this Letter Agreement, the following terms shall be defined as follows:

(a)	“Database” means the geological and geochemical data, and the intellectual property obtained and collected by Robert Mitchell on the 10th and 11th regions of Southern Chile.
(b)	“Geocom” means Minera Geocom Resources-Chile Limitada, having an office at the address appearing at the top of the cover page of this Letter Agreement; and
(c)	“Mitchell” means Robert Mitchell, having a residence at the address appearing in the upper left hand corner of this Letter Agreement.

2.           Mitchell represents and warrants to Geocom that Mitchell has good and sufficient right and authority to enter into this Letter Agreement, and is able to carry out its intentions under this Letter Agreement.

3.           Geocom represents and warrants to Mitchell that Geocom has good and sufficient right and authority to enter into this Letter Agreement, and is able to carry out its intentions under this Letter Agreement.

4.           Mitchell shall grant to Geocom the sole and exclusive use of the database. In return, Geocom shall:

(a)

Commit to finance two exploration seasons, the first field season will begin in March 2005 and end approximately June 2005, depending on weather. The second exploration season (2006 exploration season) will commence towards the end of 2005, as weather permits and will be a minimum of 100 days in duration. The amount of each field season budget shall be assembled by Mitchell, and agreed to by Geocom prior to implementation of such field program.

(b)	Employ Robert Mitchell throughout each of the two exploration seasons at a rate of US$300 per day net.

(c)

Pay Mitchell a finder’s fee of US$25,000 per instance upon filing any claims over anomalies or occurrences generated from the database and identified by Robert Mitchell in those target areas, as follows:

(i)	The payment of the finders fee will be staged such that
a.	US$5,000 shall be paid upon filing of claims,
b.	US$20,000 shall be paid at or before 90 days after filing of claims.
(ii)

In the event claims are filed to protect a geochemical anomaly or geologically anomalous zone from loss due to competitive activity or if claims are filed prior to the area being visited by Mitchell, then there shall be no obligation to pay any finder’s fee until the property has been visited, sampled, and approved for retention by Geocom. In this event, upon acceptance by Geocom, a finder’s fee of $25,000 will be paid within 90 days of such acceptance.

(iii)	The finder’s fee will be capped at US$50,000 per exploration season.
(d)	Pay Mitchell five percent (5%) of the exploration costs expended on any such claim filed. This will be paid annually and is capped at US$500,000 per claim block.
(e)	Pay Mitchell US$1,000,000 upon completion of a positive feasibility study.
5.	Mitchell shall retain a 2.5% NSR on each claim block acquired as a result of his data.
6.	Geocom may purchase 1.75% of the NSR from Mitchell for US$1,000,000.
7.

Mitchell shall submit an exploration program with a budget tied to milestones sufficient to allow Geocom to make appropriate acquisition or continuing expenditure decisions. Such budget shall be submitted to Geocom for approval before the start of each exploration season.

8.	Mitchell shall provide project management, prospecting and all field infrastructure including camps, vehicles, boats and communications.
9.	Mitchell shall maintain a project accounting sufficient to provide adequate documentation of expenditures and to deliver such documentation to Geocom’s office for accounting and tax payment purposes.
10.

Mitchell shall maintain a Chile bank account for the purpose of receiving Geocom funds. Geocom agrees to deliver funds to Mitchell in accordance with a schedule set forth in the 2005 budget herewith attached, and upon acceptance by Geocom of satisfactory progress of previous work programs. Account details are:    Scotiabank, San Damian Branch, Las Condes. Account number 4815503-08.

11.

Except as may be required by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to a party to this Letter Agreement, while this Letter Agreement is in effect and for a period of one year thereafter, each party shall keep confidential all discussions and communications between them including, without limitation, all information communicated therein and all written and printed materials of any kind whatsoever exchanged between them and, if requested by a party to do so, the other party shall arrange for its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship between the parties created by this Letter Agreement to provide to the first party a letter confirming their Letter Agreement to be personally bound by these non-disclosure provisions.

12.	Immediately upon signing this Letter Agreement, Geocom and Mitchell shall begin negotiations to achieve a mutually agreed formal agreement (the “Formal Agreement”) to govern their ongoing relationship. The parties will proceed with these negotiations expeditiously and in good faith. While the actual terms and conditions of the Formal Agreement will be determined at that time, the parties acknowledge and agree that they will follow the principles set forth herein. During the term of this Letter Agreement, should any discrepancy arise as a result of the terms set forth herein, or any disagreement as to the disposition of the terms of this Letter Agreement, Geocom and Mitchell agree to negotiate in good faith and on a timely basis to achieve a mutually agreeable solution to the discrepancy or disagreement in keeping with the spirit of this Letter Agreement.

13.	Any notice or other communication of any kind whatsoever to be given under this Letter Agreement shall be in writing and shall be delivered by hand, email or by fax to the parties at:
Minera Geocom Resources-Chile Limitada. Enrique Foster Sur 20, Piso 19 Las Condes, Santiago Chile Attention: Cesar Lopez Fax: (56 - 2) 231-5780 Email: cla@lopezashton.cl	Robert Mitchell Casilla 338, Correo Pucon Loteo Regabilu, Sitio 10, El Claro, Pucon, Chile Attention: Robert Mitchell Fax: (56-45)-444-753 Email: pinoalto@yahoo.com or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph.

14.         This Letter Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

15.         This Letter Agreement shall be governed by the laws of Chile and the federal laws of Chile applicable therein, and the parties hereby attorn to the jurisdiction of the Courts of Chile.

16.	This Letter Agreement may be signed by fax and in counterpart.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY

MINERA GEOCOM RESOURCES-CHILE LIMITADA. per:

/s/ signed

Authorized Signatory

Name of Signatory: _________________________

Title of Signatory: _____________________

SIGNED, SEALED AND DELIVERED BY

GEOCOM RESOURCES INC.

Per:

/s/ signed

Authorized Signatory

Name of Signatory: _________________________

Title of Signatory: _________________________

SIGNED, SEALED AND DELIVERED BY

MITCHELL MINERAL EXPLORATION. per:

/s/ signed

Authorized Signatory

Name of Signatory: _________________________

Title of Signatory: ____________________